Exhibit 99.1
Dobson Communications Reports Higher Net Subscriber Additions for the Second Quarter of 2006
OKLAHOMA CITY, July 10, 2006 — Dobson Communications Corporation (Nasdaq:DCEL) today announced preliminary results for its second quarter ended June 30, 2006. The Company expects to report its full second quarter 2006 operating results on the afternoon of Tuesday, August 8, 2006.
Dobson added approximately 17,300 subscribers in the second quarter of 2006, which included 13,800 postpaid customers, 7,700 prepaid customers, and a reduction of 4,200 reseller subscribers.
In the second quarter of 2005, the Company reported a total net subscriber reduction of 1,100 subscribers, which included a reduction of 9,000 postpaid customers. Dobson reported net subscriber additions of 2,500 for the first quarter of 2006, reflecting no change in its postpaid subscriber base.
Net subscriber additions for the second quarter of 2006 do not include approximately 500 subscribers that were acquired with the Company’s purchase of certain wireless assets of Texas 15 Rural Service Area in late June 2006. Dobson also previously announced plans to acquire additional properties in Alaska and West Virginia; these are expected to close over the next four months.
Dobson had approximately 127,900 total gross subscriber additions for the second quarter of 2006, compared with 131,500 for the second quarter of 2005 and 125,300 for the first quarter of 2006. Postpaid gross additions were approximately 89,600 for the second quarter of 2006, compared with 87,600 for the second quarter of 2005 and 84,800 for the first quarter of 2006.
Postpaid customer churn was approximately 1.84 percent for the second quarter of 2006, compared with 2.25 percent for the second quarter of 2005 and 2.08 percent for the first quarter of 2006.
Based on preliminary estimates, Dobson expects to report approximately $47.80 in average revenue per unit (ARPU) for the second quarter of 2006, compared with $45.28 for the second quarter of 2005 and $46.76 in the first quarter of 2006.
The Company expects to report approximately 675 million roaming minutes of use (MOUs) for the second quarter of 2006, an increase of 31 percent over MOUs of 517 million for the second quarter of 2005. In the first quarter of 2006, the Company reported 566 million roaming MOUs.
Roaming yield is expected to be approximately 10.5 cents per MOU for the second quarter of 2006, benefiting from a favorable regional mix in roaming MOUs and strong data usage. Roaming yield for the second quarter of 2006 compares with a yield of 11.8 cents in the second quarter of 2005 and 9.7 cents in the first quarter of 2006.
Dobson expects to report increased cost of service and equipment expense for the second quarter of 2006, compared with the first quarter of the year, while sales and marketing expense and general and administrative expense are expected to be relatively flat for the two periods.
As of June 30, 2006, approximately 82 percent of Dobson’s 1,563,700 subscribers were on GSM calling plans, compared with 75 percent of its subscriber base at March 31, 2006. In the postpaid segment of the Company’s customer base, approximately 87 percent are on GSM calling plans at

June 30, 2006. During the second quarter of 2006, approximately 53,200 TDMA customers migrated to GSM calling plans, compared with 109,800 migrations in the second quarter of 2005 and 64,800 migrations in the first quarter of 2006.
Dobson stated that its second quarter 2006 preliminary results were basically in line with its expectations and full-year guidance, with the following exceptions: The Company now expects 2006 net subscriber additions will likely be at the high end of its guidance range of 30,000 to 40,000, and the Company expects that 2006 roaming yield per MOU will exceed its guidance of 9.3 cents. For the second half of 2006, the Company now expects roaming yield to average 9.5 cents to 10 cents per MOU. Apart from these exceptions, the Company’s guidance for 2006, as disclosed February 22 and May 10, 2006, remains unchanged.
Dobson Communications is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, the Company owns wireless operations in 16 states. For additional information on the Company and its operations, please visit its Web site at www.dobson.net.
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, but are not limited to additional data or changes in data that would affect the Company’s expected results and changes in the Company’s schedule to report full quarterly operating results. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

CONTACT:	Dobson Communications Corporation
J. Warren Henry, Vice President, Investor Relations
(405) 529-8820